LONQUIST & CO. LLC
AUSTIN HOUSTON
PETROLEUM ENGINEERS
ENERGY ADVISORS
WICHITA CALGARY
www.lonquist.com

May 24, 2013

Daybreak Oil and Gas, Inc.
601 W. Main Ave
Suite 1017
Spokane, WA 99201

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Lonquist & Co. LLC; and to references to Lonquist & Co. LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2013, in your Annual Report on Form 10-K for the year ended February 28, 2013 to be filed on or around May 24, 2013.

Lonquist & Co., LLC
Texas Firm Registration No. F-8952

Don E. Charbula, P.E.
Vice President
Texas License No. 73435

Date signed: May 24, 2013
Austin, Texas

3345 Bee Cave Road, Suite 201 | Austin, Texas 78746 USA | Tel 512.732.9812 | Fax 512.732.9816